POLONIA BANCORP ANNOUNCES NON-CASH IMPAIRMENT CHARGE ON FREDDIE MAC
PREFERRED STOCK, EXPECTS TO REMAIN “WELL CAPITALIZED”

Contact:	Polonia Bancorp
Paul D. Rutkowski, Chief Financial Officer and Treasurer
(215) 938-8800

Huntingdon Valley, Pennsylvania, September 15, 2008 -- Polonia Bancorp (OTCBB: PBCP) (the “Company”) announced today that in connection with the actions taken by the United States Treasury Department and the Federal Housing Finance Agency on September 7, 2008 with respect to the Federal Home Loan Mortgage Corporation (Freddie Mac), the Company expects to record an additional non-cash other-than-temporary impairment charge to earnings in the third quarter for its investments in perpetual preferred securities issued by Freddie Mac. The Company’s investments in Freddie Mac are included in securities available for sale at a cost of $430,000. In the event that the Company was required to write off this entire investment, and was not able to record a tax benefit for the loss, capital levels for Polonia Bank would still exceed the minimum required to be considered well-capitalized.

Polonia Bancorp is the holding company of Polonia Bank, headquartered in Huntingdon Valley, Pennsylvania. Polonia Bank is a federally chartered savings bank offering traditional services and products from its main office in Huntingdon Valley, Pennsylvania and four branch offices in Philadelphia County, Pennsylvania.